SILVER BELL RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

 INTERIM FINANCIAL STATEMENTS

MARCH 31, 2007

(EXPRESSED IN US DOLLARS)

(UNAUDITED – PREPARED BY MANAGEMENT)

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Silver Bell Resources Inc

We have reviewed the accompanying balance sheet of Silver Bell Resources Inc as of March 31, 2007, and the related statements of operations, retained earnings, and cash flows for the three months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States).  All information included in these financial statements is the representation of the management of Silver Bell Resources Inc

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The financial statements do not include any adjustments that might result from any uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

June 5, 2007

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702)253-7501

SILVER BELL RESOURCES INC.

(An Exploration Stage Company)

INTERIM BALANCE SHEET

AT MARCH 31, 2007 WITH AUDITED FIGURES AT DECEMBER 31, 2006

(Stated in US Dollars)

(Unaudited - Prepared by Management)

	(Unaudited)	(Audited)
	March 31, 2007	December 31, 2006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$ 5	$ -
Accounts payable and accrued liabilities	119,356	101,264
Loans payable	3,265	3,265

Total Liabilities	122,626	104,529

STOCKHOLDERS' EQUITY
Authorized:
450,000,000 common shares, par value $0.001 per share
50,000,000 preferred shares, par value $0.001 per share
Issued and outstanding:
5,000,000 common shares issued and outstanding (Note 5)	5,000	5,000
Additional paid in capital	5,000	5,000
Deficit accumulated during exploration stage	(132,626)	(114,526)

Total Stockholders' Equity	(122,626)	(104,529)

Total Liabilities and Stockholders' Equity	$ -	$ -

The accompanying notes are an integral part of these financial statements

SILVER BELL RESOURCES INC.

(An Exploration Stage Company)

STATEMENT OF OPERATIONS

AT MARCH 31, 2007 WITH AUDITED FIGURES AT DECEMBER 31, 2006

(Stated in US Dollars)

(Unaudited - Prepared by Management)

	(Unaudited)	(Unaudited)	(Unaudited)
	Cumulative results	Three months	Three months
	from January 31, 2006	ended	ended
	to March 31, 2007	March 31, 2007	March 31, 2006

GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	$ 7,000	$ 2,000	$ -
Bank Charges	5	5	-
Consulting	36,264	-	-
Legal	1,005	-	-
Office	75,000	15,000	-
Transfer agent fees	3,352	1,092	-

	122,626	18,097	-

MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES
Acquisition costs	10,000	-	-

NET LOSS	$ (132,626)	$ (18,097)	$ -

BASIC AND DILUTED LOSS PER COMMON SHARE		$ (0.004)	$ -

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING		5,000,000	-

The accompanying notes are an integral part of these financial statements.

SILVER BELL RESOURCES INC.

(An Exploration Stage Company)

CASH FLOW STATEMENT

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Stated in US Dollars)

(Unaudited - Prepared by Management)

	(Unaudited)	(Unaudited)	(Unaudited)
	Cumulative results	Three months	Three months
	from January 31, 2006	ended	ended
	to March 31, 2007	March 31, 2007	March 31, 2006

OPERATING ACTIVITIES
Net loss for the period	$ (132,626)	$ (18,097)	$ -
Changes in non-cash working capital items
Accounts payable and accrued liabilities	119,356	18,092	-

Cash used by operating activities	(13,270)	(5)	-

FINANCING ACTIVITY
Common stock issued for cash	10,000	-	-
Loans payable	3,625	-	-

Cash provided by financing activities	13,265	-	-

CASH INCREASE	(5)	(5)	-

CASH, BEGINNING OF PERIOD	-	-	-

CASH, END OF PERIOD	$ (5)	$ (5)	$ -

SUPPLEMENTAL DISCLOSURE:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

SILVER BELL RESOURCES INC.

(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDERS' EQUITY

AT MARCH 31, 2007

(Stated in US Dollars)

(Unaudited - Prepared by Management)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				Deficit
				Accumulated
	Common Shares		Additional	During
	Number		Paid In	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity

Shares issued to founder at $0.002 per share in May 2006	5,000,000	$ 5,000	$ 5,000	$ -	$ 10,000

Shares issued to founder were cancelled in September 2006	(5,000,000)	(5,000)	(5,000)	-	(10,000)

Shares issued at $0.002 per share in September 2006	5,000,000	$ 5,000	$ 5,000	-	$ 10,000

Net loss for the period ended December 31, 2006	-	-	-	(114,529)	(114,529)

Balance, December 31, 2006	5,000,000	$ 5,000	$ 5,000	$ (114,529)	$ (114,529)

Net loss for the period ended March 31, 2007	-	-	-	(18,097)	(18,097)

Balance, March 31, 2007	5,000,000	$ 5,000	$ 5,000	$ (132,626)	$ (122,626)

The accompanying notes are an integral part of these financial statements.

Silver Bell Resources Inc.

(an Exploration Stage Company)

Notes to the Financial Statements

(presented in US dollars)

(Unaudited – Prepared by management)

March 31, 2007

1.

Nature of Operations

Silver Bell Resources Inc. (the “Company”) was incorporated in the State of Nevada on January 31, 2006.  The Company is engaged in the exploration of mineral properties for gold and copper.

The accompanying interim financial statements have been prepared on the basis of accounting principles applicable to a going concern; accordingly, they do not give effect to adjustment that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying interim financial statements. The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or upon obtaining additional financing. The outcome of these matters cannot be predicted at this time.

The Company has historically maintained its ability to finance its operation through attracting private investment to its Company. The Company believes it can continue to raise the necessary capital for operational growth from private individuals and corporations known to the Company. The Company further intends on utilizing whatever rights it may have to do a public offering of its common stock to raise additional funds for market expansion.

The Company has elected a December 31 year-end.

2.

Basis of Presentation

These interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the period ended March 31, 2007 and 2006 are not necessarily indicative of the results that may be expected for any interim period or the entire year. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006.  The Company applies the same accounting policies and methods in these interim financial statements as those in the audited annual financial statements.

3.

Loan Payable

At December 31, 2006, there is a loan payable to a prior director for $3,265.  The loan is without interest, unsecured, and with no terms for repayment.

4.

Common Shares

The Company was initially authorized to issue 75,000,000 common shares with a par value of $0.001.  On March 6, 2006, the authorized share capital was increased to 500,000,000 shares with a par value of $0.001 broken down as to 450,000,000 common shares and 50,000,000 preferred shares.

Silver Bell Resources Inc.

(an Exploration Stage Company)

Notes to the Financial Statements

(presented in US dollars)

(Unaudited – Prepared by management)

March 31, 2007

4.      Common Shares (continued)

On May 23, 2006, the Company issued 5,000,000 common shares at $0.002 per share for gross proceeds of $10,000 to the President.

On September 29, 2006, the 5,000,000 common shares issued on May 23, 2006 were cancelled and 5,000,000 common shares were issued on the same terms as at May 23, 2006.

5.

Preferred Shares

At March 31, 2007 there are no preferred shares issued and outstanding.

6.

Options

At March 31, 2007 the Company had no stock options outstanding.

7.

Warrants

At March 31, 2007 the Company had no warrants outstanding.

8.

Mineral Property Exploration and Development Expenses

On April 18, 2006 the Company entered into an agreement to acquire a 100% interest in the Silver Bell Mine located in British Columbia, Canada.   The costs are summarized as follows:

Acquisition costs	$ 10,000
Balance, December 31, 2006	$ 10,000

The Company paid $10,000 for this interest, subject to a 3% Net Smelter Return royalty of which the Company may, at any time, purchase up to 1.5% of the Net Smelter Return royalty by paying the vendor the sum of $1,000,000.

9.

Financial Instruments

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

At March 31, 2007 US dollar amounts were converted at a rate of $1.1529 Canadian dollars to $1.00 US dollar.

Silver Bell Resources Inc.

(an Exploration Stage Company)

Notes to the Financial Statements

(presented in US dollars)

(Unaudited – Prepared by management)

March 31, 2007

10.

Income Taxes

At March 31, 2007 the Company has available non-capital losses of approximately $122,000 which may be carried forward to apply against future income.  These losses will expire commencing in 2016.

Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts.

11.

Commitments

The Company entered into an Office Services Agreement effective January 1, 2006, with an unrelated third party for a fee of USD$5,000 per month through to and including January 2008.